EXHIBIT 99.1

Clinical Data Published in Vaccine Demonstrate Robust Immune Response With Agenus' Herpes Vaccine Containing QS-21 Adjuvant

Vaccine Adjuvant Combination Induces Both CD4+ and CD8+ T Cell Responses Considered Critical in Controlling Herpes

LEXINGTON, Mass., Sept. 26, 2011 (GLOBE NEWSWIRE) -- Agenus Inc. (Nasdaq:AGEN), a developer of therapeutic vaccines for cancer and infectious diseases, today announced positive results from a randomized, four-arm Phase 1 study of HerpV, a recombinant (off-the-shelf) therapeutic vaccine for the treatment of genital herpes, which included the Company's proprietary QS-21 Stimulon® adjuvant. The results were published in the peer-reviewed journal Vaccine.

HerpV is the most advanced HSV-2 vaccine currently in clinical development for the treatment of genital herpes.

"This is the first evidence that a therapeutic genital herpes vaccine has elicited both CD4+ and CD8+ T-cell responses in humans," said Anna Wald, MD, MPH, Professor of Medicine, Epidemiology and Laboratory Medicine, University of Washington, Member, Fred Hutchinson Cancer Research Center, and lead author of the manuscript. "We are very encouraged by these clinical results as published literature suggest that cellular immunity needs to be stimulated for successful treatment of genital herpes – a physically painful and emotionally debilitating disease that affects one in six adults in the US."

In this four-arm Phase 1 study, 35 herpes simplex virus type 2 seropositive patients received the vaccine plus QS-21 (HerpV), vaccine without QS-21, QS-21 alone, or placebo. Patients received three treatments at two-week intervals.

All patients who were evaluable for immune response and received HerpV showed a statistically significant CD4+ T cell response (100%; 7/7) to HSV-2 antigens as detected by IFNy Elispot, and the majority of those patients demonstrated a CD8+ T cell response (75%; 6/8). The vaccine was well tolerated, with injection site pain as the most commonly reported adverse event.

Agenus plans to advance HerpV into a Phase 2 study in 2012 that will measure the effect of vaccination on viral shedding in individuals infected with HSV-2. Experts in HSV-2 clinical research believe that a reduction in viral shedding could translate into clinical benefit.

"The publication of our herpes vaccine results marks the beginning of an exciting period," stated Garo Armen, Ph.D., chairman and CEO of Agenus. "Over the next 18 months, we expect pivotal data from multiple important clinical programs that incorporate QS-21, which are being developed by our corporate partners."

The HerpV study results appear in an article titled "Safety and immunogenicity of long HSV-2 peptides complexed with rhHsc70 in HSV-2 seropositive persons," which is available online at http://www.sciencedirect.com/science/journal/aip/0264410X. Earlier this year, the results of preclinical studies of HerpV were also published in Vaccine in a separate manuscript titled, "A heat shock protein based polyvalent vaccine targeting HSV-2: CD4(+) and CD8(+) cellular immunity and protective efficacy."

About Herpes

According to the Centers for Disease Control, genital herpes affects more than 60 million Americans—or 1 in 6 people between ages 14 and 49—with an additional 1.5 million new cases each year.1 This disease often results in recurrent painful sores in the genital area.2 The emotional consequences of genital herpes are quite significant, as 82 percent of people in the study reported depression, 75 percent experienced fear of rejection, 69 percent cited feelings of isolation and 55 percent reported fear of discovery -- all due to infection.3 Current therapies involve taking a daily medication that only partly suppresses the virus.

About HerpV

HerpV is a recombinant therapeutic vaccine for the treatment of genital herpes, which is caused by the herpes simplex virus-2 (HSV-2).  The vaccine is based on Agenus' heat shock protein (HSP) platform technology, and contains Agenus' proprietary adjuvant QS-21 Stimulon® adjuvant.  HSPs, also called stress proteins, are found in all cells (normal cells, cancer cells and infected cells) and recent research has demonstrated that HSPs play an essential role in the presentation of pieces of proteins (or peptides) on the cell surface to help the immune system recognize diseased cells. While the initial focus of development has been in HSV-2, the HSP technology platform can potentially be utilized for off-the-shelf treatment of many types of infectious diseases such as HPV, HIV, hepatitis, malaria and tuberculosis.

HerpV consists of recombinant human heat shock protein-70 complexed with 32 distinct 35-mer synthetic peptides from the HSV-2 proteome. This broad spectrum of herpes antigens is intended to allow for more accurate immune targeting and surveillance, reducing the likelihood of immune escape. Further, the diversity of antigens in HerpV increases the chance of providing efficacy for a wide segment of the patient population.

About QS-21 Stimulon Adjuvant

QS-21 is a vaccine adjuvant designed to strengthen the body's immune response to a vaccine's antigen, thus making it more effective. QS-21 has become a critical component in the development of investigational preventive vaccine formulations across a wide variety of infectious diseases, and appears to be essential for several investigational therapeutic vaccines intended to treat cancer and degenerative disorders. Currently, QS-21 is being studied in clinical trials in approximately 15 vaccine indications, of which four are in Phase 3 studies by Agenus' licensees, which include GlaxoSmithKline and Janssen Alzheimer Immunotherapy, a wholly owned subsidiary of Johnson & Johnson and Integrated Biotherapeutics. QS-21 represents the most advanced adjuvant currently in clinical development.

About Agenus

Agenus Inc. is a biotechnology company working to develop treatments for cancers and infectious diseases. The company is focused on immunotherapeutic products based on strong platform technologies with multiple product candidates advancing through the clinic, including several product candidates that have advanced into late-stage clinical trials through corporate partners. For more information, please visit www.agenusbio.com.

The Agenus logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8187

Forward-Looking Statement

This press release contains forward-looking statements, including statements regarding clinical trial activities, the publication of data, and the potential application of the Company's product candidates in the prevention and treatment of diseases. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the factors described under the Risk Factors section of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for the period ended June 30, 2011. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and Agenus undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Agenus' business is subject to substantial risks and uncertainties, including those identified above. When evaluating Agenus' business and securities, investors should give careful consideration to these risks and uncertainties.

Stimulon is a registered trademark of Agenus Inc. and its subsidiaries.

 1 Genital Herpes - CDC Fact Sheet; http://www.cdc.gov/std/herpes/stdfact-herpes.htm#common; accessed July 19, 2010

 2 Herpes Virus; http://www.herpesonline.org/articles/herpes_virus.html; accessed July 19, 2010

 3 ASHA survey of people infected with herpes. http://www.thefreelibrary.com/STUDY+SHOWS+GENITAL+HERPES+CAUSES+SIGNIFICANT+EMOTIONAL+STRESS+--...-a013131235

CONTACT: Jonae R. Barnes
         617-818-2985